CONFIRMING STATEMENT


This Statement confirms that the undersigned has authorized and designated each of Jean F. Rankin and Jonathan Gilbert (the "Designees"), to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission and any stock exchange or similar authority as a result of the undersigned's ownership of, or transactions in, securities of Agere Systems Inc. The authority of the Designees under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of, or transactions in, securities of Agere Systems Inc., unless earlier revoked in writing. The undersigned acknowledges that the Designees are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.


Date: July 17, 2003


/s/ Thomas P. Salice
Name: Thomas P. Salice